Exhibit 4.45

The Onerous and Partial Transfer Contract of GESOPER LLC, represented by Mr. NORMAN FRANCIS WRAY FRANCO, hereinafter referred to as the “Transferor”, and the other party hereto, UTIME Technology (HK) Company Limited, represented by WILBERG ROGELIO GERARDO GARC ÍA HERES, hereinafter referred to as the “Transferee”, is signed pursuant to the following statements and terms:

Statement

I.	-Statement of Rights of the Transferor:

a)	A natural person, of Ecuadorian nationality, of legal age with full legal capacity to enter into this Contract, with a passport whose identification number is 0908984750;

b)	Has full legal capacity and sufficient economic and financial capacity to perform the terms of this Contract;

c)	Address: ___________, Mexico City, United States of Mexico;

d)	The legitimate owner of minimum fixed capital of GESOPER LLC (hereinafter referred to as “Limited Liability Company”) valued at $40,000.00 Mexican pesos (Forty Thousand Pesos, National Currency);

e)	Willing to enter into the Onerous and Partial Transfer Contract with the Transferee in respect of the value of the aforesaid shares in accordance with the terms and conditions detailed below.

II.	-The Transferee declares through its legal representative that:

a)	It is a legal person recognized by the laws of Hong Kong;

b)	Its legal representative has sufficient rights and authority to enter into this Contract, and so far its rights have not been revoked, modified and/or restricted in any way.

c)	Has full legal capacity and sufficient economic and financial capacity to perform the terms of this Contract;

d)	The registered address is Room 604, Kai Wong Commercial Building, 222 Queen’s Road Central, Hong Kong

e)	Willing to enter into the Onerous and Partial Transfer Contract with the Transferor in respect of the value of the aforesaid shares in accordance with the terms and conditions detailed below.

Both parties agree to sign the Transfer Contract and wish to perform it in accordance with the following provisions:

Term

1. Object of the Contract: Under this Contract, the Transferor transfers to the Transferee, in an onerous and partial manner, 63.75% (sixty-three point seventy-five percent) of its shares indicated in the foregoing declaration, i.e. $25,500.00 Mexican pesos (Twenty-five Thousand Five Hundred Mexican Pesos, National Currency) (the “Transfer”).

Both parties confirmed that the total value of the above transfer was $25,500.00 Mexican pesos, (Twenty-five Thousand Five Hundred Mexican Pesos, National Currency), including the corresponding income tax. Both parties agree on the above values. The parties agree that the said amount will be paid by the Transferor in favor of the Transferee within a period not exceeding 30 calendar days from the date of signing this Contract by means of a deposit or electronic transfer, to the bank account indicated by the Transferor.

As a result of the above transfer, both parties agree that the Transferee will issue new shares worth $25,500.00 Mexican pesos (Twenty-five Thousand Five Hundred Mexican Pesos, National Currency), and the share capital of GESOPER LLC is as follows:

Shareholders	Shares	Investments
UTIME Technology (HK) Company Limited	1	25,500
NORMAN FRANCIS WRAY FRANCO	1	14,500
ERNESTO DAVID GARC ÍA ALCIVAR	1	10,000
Total	3	50,000

II. Registration-According to Article 73 of the Commercial Company Law and Article 10 of the Articles of Association, the Transferor shall give notice to GESOPER LLC to register the said transfer for the Transferee so that the Transferee can be recorded in the register of shareholders.

III. Tax-Each party shall bear its own tax expenses arising from this Transfer Contract.

IV. Transfer of Rights-Neither party shall assign or delegate the rights and obligations arising under this Contract in any way without the prior written consent of both parties.

V. Modifications-No modification, rescission, addition or cancellation of the terms hereof shall have any legal effect unless duly executed by both parties in writing.

VI. Notices-It is mutually agreed that any necessary communication or notice shall be delivered in writing to the address specified in the Contract Statement and may be delivered personally, by registered mail or by other approved international express. Communication by fax or E-mail has no probative value and can only be used to communicate and provide information. Otherwise, the notice given will be deemed invalid.

If the Transferor fails to notify the Transferee in writing or otherwise, the change of address, summons and other judicial proceedings shall take place at the address specified in this Contract Statement.

VII. General Contract between the Parties-This Contract is the entire contract between the parties and supersedes any prior agreement between the parties on this matter.

VIII. Subheadings-The parties expressly state that the subheadings established at the beginning of each term are for identification purposes only and should not be considered as elements limiting their content, validity or legal scope.

IX. Separability-If one or more provisions of this Contract do not apply to current applicable law, such provisions shall be amended in writing to the extent possible to apply to current applicable law. Excluding such provisions, the remainder of the Contract will still apply and shall have legal effect and will be enforced to the fullest extent permitted by law.

X. Jurisdiction and Competence-Both parties shall unconditionally submit themselves to the jurisdiction of the competent Court in Mexico City, United States of Mexico in connection with the performance of this Contract.

Waive the jurisdiction of the court where their current or future residence is located, or the jurisdiction of another court that may be subject to them for any reason.

For anything not stipulated herein, the parties shall comply with the General Law on Commercial Companies, the General Law on Documents and Credit Business, the Commercial Code and the Civil Code applicable to the Mexican Confederation.

This Contract was signed in duplicate in Mexico City on November 11, 2021.

Transferor	Transferee

NORMAN FRANCIS WRAY FRANCO	Representative of UTIME TECHNOLOGIES (HK) COMPANY LIMITED: WILBERG ROGELIO GERARDO GARC ÍA HERES

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